NEWS RELEASE
T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

BALTIMORE (January 30, 2019) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its results for the fourth quarter and full year 2018.

▪	Assets under management end the quarter at $962 billion

▪	Net revenues of $1.3 billion for Q4 2018 and $5.4 billion for 2018

▪	Diluted earnings per common share of $1.41 for Q4 2018 and $7.27 for 2018

▪	Adjusted diluted earnings per common share of $1.54 for Q4 2018 and $7.15 for 2018

▪	Long-term investment performance remains strong

▪	Net client outflows of $8.4 billion for Q4 2018; Net client inflows of $13.2 billion for 2018

Financial Highlights

	Three Months ended			Year ended
(in millions, except per-share data)	12/31/2018	12/31/2017(1)	% change	12/31/2018	12/31/2017(1)	% change

U.S. GAAP basis
Investment advisory fees	$1,183.7	$1,158.2	2.2%	$4,850.6	$4,295.8	12.9%
Net revenues	$1,305.0	$1,297.6	.6%	$5,372.6	$4,854.9	10.7%
Operating expenses	$762.7	$766.6	(.5)%	$3,011.2	$2,746.1	9.7%
Net operating income	$542.3	$531.0	2.1%	$2,361.4	$2,108.8	12.0%
Non-operating income (loss)(2)	$(151.9)	$102.0	n/m	$23.2	$396.3	n/m
Net income attributable to T. Rowe Price	$351.9	$347.1	1.4%	$1,837.5	$1,497.8	22.7%
Diluted earnings per common share	$1.41	$1.37	2.9%	$7.27	$5.97	21.8%
Weighted average common shares outstanding assuming dilution	242.9	247.7	(1.9)%	246.9	245.1	.7%

Adjusted-non-GAAP basis(3)
Operating expenses	$794.7	$759.2	4.7%	$3,025.5	$2,777.7	8.9%
Net income attributable to T. Rowe Price	$384.0	$383.9	—%	$1,807.4	$1,361.1	32.8%
Diluted earnings per common share	$1.54	$1.52	1.3%	$7.15	$5.43	31.7%

Assets under Management (in billions)
Average AUM	$1,011.3	$976.4	3.6%	$1,036.5	$909.0	14.0%
Ending AUM	$962.3	$991.1	(2.9)%	$962.3	$991.1	(2.9)%
(1) Results for 2017 were recast to reflect the adoption of the new revenue recognition accounting guidance on January 1, 2018. For further information, refer to the Form 10-Q for the period-ended September 30, 2018, filed with the SEC on October 25, 2018.
(2) The percentage change in non-operating income is not meaningful (n/m).
(3) Adjusts the GAAP basis for the impact of consolidated T. Rowe Price investment products, the impact of market movements on the supplemental savings plan liability and related economic hedges, investment income related to certain other investments, and certain nonrecurring charges and gains. The firm believes the non-GAAP financial measures provide relevant and meaningful information to investors about its core operating results. See the reconciliation to the comparable U.S. GAAP measures at the end of this earnings release.

Management Commentary
William J. Stromberg, president and chief executive officer, commented: "Overall it was a strong financial year for the firm, with average AUM, revenues, and earnings per share up markedly over 2017. We continued to perform well for our clients, with favorable long-term investment performance versus our peers and high client satisfaction across our channels. Our strong financial position has enabled continued strategic investments in our capabilities. We also returned nearly 100% of 2018 net income to stockholders through share repurchases and dividends. For the year we reported organic AUM growth of 1.3%, driven by diversified inflows across distribution channels and geographies, the strength of our multi-asset franchise, and positive flows into international equity and fixed income.

“For the fourth quarter, increases in average AUM, revenues, and earnings per share were more muted, as steep equity declines drove our AUM lower, particularly in December. Amidst the increased market volatility, we were pleased with our relative investment performance versus our peers and continued strong gross sales momentum in the fourth quarter. Nonetheless, we realized net outflows due to elevated market volatility-driven redemptions, similar to broad industry net cash flow trends.

“Our teams remain highly focused on executing on our strategic plan, enhancing our capabilities, and gaining operational efficiencies. Highlights of recent efforts to broaden our product offerings and advance other initiatives include:

▪
Investment Capabilities - Our global investment professional staff increased nearly 7% in 2018 to more than 600, including growth of our multi-asset solutions team and the hiring of additional investment, credit, and specialty analysts. We recently introduced the Dynamic Credit Fund and other new strategies are planned for launch later in 2019.

▪
Americas Distribution - A second straight year of 20% growth in the number of client-facing associates in our U.S. intermediaries channel supported an expansion of regional coverage and increasing flows with broker-dealers. We also continued to gain traction with recordkeeping small-market retirement plans.

▪
EMEA and APAC Distribution - During the fourth quarter we launched our first locally domiciled Japan Investment Trust and added new sub-funds and share classes to our Australian Unit Trust and SICAV lineups, with more planned. We also hired a head of institutional business for Germany and Austria.

“Though broad fourth quarter market declines will impact our near-term financial results, we plan to continue with our highest priority strategic initiatives while carefully managing discretionary expenses. Our client value proposition remains strong and over time we expect that our people, process, and culture will enable us to strengthen our active management leadership, weather industry pressures, and deliver value to our clients and stockholders.”

Assets Under Management
Assets under management decreased $121.5 billion in the fourth quarter of 2018 to $962.3 billion at December 31, 2018. The firm's net cash outflows were $8.4 billion in the fourth quarter of 2018. Clients transferred $3.7 billion in net assets from the U.S. mutual funds to other investment products, including the Retirement Date Trusts, in the fourth quarter of 2018. The components of the change in assets under management, by vehicle and asset class, are shown in the tables below.

	Three months ended 12/31/2018				Year ended 12/31/2018
(in billions)	U.S. mutual funds	Subadvised and separate accounts	Other investment products	Total	U.S. mutual funds	Subadvised and separate accounts	Other investment products	Total
Assets under management at beginning of period	$644.8	$281.3	$157.7	$1,083.8	$606.3	$255.2	$129.6	$991.1

Net cash flows before client transfers	(7.2)	(2.2)	1.0	(8.4)	4.4	(.2)	9.0	13.2
Client transfers	(3.7)	.2	3.5	—	(20.5)	2.8	17.7	—
Net cash flows after client transfers	(10.9)	(2.0)	4.5	(8.4)	(16.1)	2.6	26.7	13.2
Net market appreciation/(depreciation) and income (losses)	(67.2)	(29.3)	(14.3)	(110.8)	(22.7)	(7.8)	(8.4)	(38.9)
Distributions not reinvested	(2.2)	—	(.1)	(2.3)	(3.0)	—	(.1)	(3.1)
Change during the period	(80.3)	(31.3)	(9.9)	(121.5)	(41.8)	(5.2)	18.2	(28.8)

Assets under management at December 31, 2018	$564.5	$250.0	$147.8	$962.3	$564.5	$250.0	$147.8	$962.3

	Three months ended 12/31/2018				Year ended 12/31/2018
(in billions)	Equity	Fixed income, including money market	Multi-asset(1)	Total	Equity	Fixed income, including money market	Multi-asset(1)	Total
Assets under management at beginning of period	$631.7	$137.9	$314.2	$1,083.8	$564.1	$134.4	$292.6	$991.1

Net cash flows	(7.3)	(1.4)	.3	(8.4)	(1.4)	2.9	11.7	13.2
Net market appreciation/(depreciation) and income (losses)(2)	(84.5)	(.4)	(28.2)	(113.1)	(22.8)	(1.2)	(18.0)	(42.0)
Change during the period	(91.8)	(1.8)	(27.9)	(121.5)	(24.2)	1.7	(6.3)	(28.8)
Assets under management at December 31, 2018	$539.9	$136.1	$286.3	$962.3	$539.9	$136.1	$286.3	$962.3
(1) The underlying assets under management of the multi-asset portfolios have been aggregated and presented in this category and not reported in the equity and fixed income columns.
(2) Reported net of distributions not reinvested.

The assets under management in the firm's target date retirement products, which are reported as part of the multi-asset column in the table above, were $230.4 billion at December 31, 2018, compared with $252.1 billion at September 30, 2018, and $233.8 billion at December 31, 2017. Net cash flows into these portfolios were $1.8 billion in the fourth quarter of 2018 and $12.0 billion for the year ended December 31, 2018.

Investors domiciled outside the United States accounted for about 6% of the firm's assets under management at both December 31, 2018 and 2017.

Financial Results
Net Revenues earned in the fourth quarter of 2018 were $1.3 billion, up 0.6% from the comparable 2017 quarter.

▪
Investment advisory revenues earned in the fourth quarter of 2018 from the firm's U.S. mutual funds were $817.9 million, virtually flat from the comparable 2017 quarter. Average assets under management in these funds for the fourth quarter of 2018 were comparable to the 2017 quarter.

▪
Investment advisory revenues earned in the fourth quarter of 2018 from subadvised and separate accounts as well as other investment products were $365.8 million, an increase of 8.2% from the comparable 2017 quarter. Average assets under management for these products increased 9.7% to $412.2 billion.

▪
The effective fee rate was 46.4 basis points in the fourth quarter of 2018 compared with 46.7 basis points in the third quarter of 2018 and 47.1 basis points in the fourth quarter of 2017. The decline in the effective fee rate from the 2017 quarter was due to client transfers to lower fee vehicles or share classes and a shift in the asset mix toward lower fee products resulting from the sharp decline in equity markets in the fourth quarter of 2018. Over time, the firm's effective fee rate can be impacted by market or cash flow related shifts among asset and share classes, price changes in existing products, and asset changes in products with tiered-fee structures.

▪
Administrative, distribution, and servicing fees in the fourth quarter of 2018 were $121.3 million, a decrease of $18.1 million from the comparable 2017 quarter. The decrease was primarily attributable to lower assets under management in the U.S. mutual funds resulting from the sharp market decline in the fourth quarter of 2018 and client transfers among vehicles and share classes.

Operating expenses were $762.7 million in the fourth quarter of 2018 compared with $766.6 million in the fourth quarter of 2017. For the year, operating expenses were $3.0 billion in 2018 compared with $2.7 billion in 2017. The increase in operating expenses for 2018 was primarily due to continued strategic investments and higher bonus and stock-based compensation, which were driven by the firm's operating results. Following a final, non-appealable judgment issued in the fourth quarter of 2018 related to the Dell appraisal rights matter, the firm recognized a reduction in operating expenses in the quarter of $15.2 million to account for repayments from clients. In 2017, operating expenses were reduced by $50.0 million in insurance recoveries related to the matter.

▪	On a non-GAAP basis, the firm's operating expenses in the fourth quarter of 2018 increased 4.7% to
$794.7 million compared with the 2017 quarter and for the year increased 8.9% to $3.0 billion. The firm currently expects its 2019 non-GAAP operating expense growth to be in the range of 4% to 7%. This expense growth range factors in continued investments in the business, the firm's cost optimization efforts, and the incremental cost of paying for all third-party investment research as and when implemented. The firm could elect to adjust its expense growth should unforeseen circumstances arise, including significant market movements.

▪
Compensation and related costs were $456.9 million in the fourth quarter of 2018, an increase of 2.4% over the fourth quarter of 2017, due primarily to an increase in average headcount and higher bonus, stock-based compensation expense, and benefit expenses. Partially offsetting the increase in these compensation and related costs was lower compensation expense related to the supplemental savings plan as weaker equity markets in the fourth quarter of 2018 decreased the liability. The firm's average staff size increased 2.1% from the fourth quarter of 2017. The firm employed 7,022 associates at December 31, 2018, a 2.0% increase from the end of 2017.

▪
Advertising and promotion expense was $35.8 million in the fourth quarter of 2018, an increase of 5.3% over the $34.0 million recognized in the fourth quarter of 2017. The firm increased its spend from 2017 primarily due to the launch of a new media advertising campaign in 2018.

▪
Product-related costs were $40.0 million in the fourth quarter of 2018, an increase of 14.0% over the $35.1 million recognized in the fourth quarter of 2017. The increase was primarily driven by higher operating costs for our collective investment trusts as the number of trusts and their average net assets have increased over the last year. Also contributing to the increase were higher costs incurred to provide administrative services to the U.S. mutual funds.

▪
Technology, occupancy, and facility costs were $100.1 million in the fourth quarter of 2018, an increase of 4.5% compared with the $95.8 million recognized in the fourth quarter of 2017. The increase was due primarily to incremental investment in the firm's technology capabilities, including related depreciation, hosted solution licenses, and maintenance programs.

▪
General, administrative, and other costs were $77.2 million in the fourth quarter of 2018, a decrease of 9.0% compared with the $84.8 million recognized in the fourth quarter of 2017. The decrease was primarily due to lower professional fees, partially offset by regulatory demands on the business.

Non-operating losses were $151.9 million in the fourth quarter of 2018, as sharp equity market declines led to losses in our investment portfolio compared with net gains of $102.0 million recognized in the comparable 2017 quarter. The firm's consolidated investment products were the primary contributor to the net losses recognized during the fourth quarter of 2018, while the firm's cash and discretionary investments experienced gains. The components of non-operating income (loss) for the fourth quarter and the full year of 2018 and 2017 are included in the tables at the end of this release.

Income Taxes. The firm's effective tax rate for the fourth quarter of 2018 of 30.3% contributes to an effective tax rate for year ended December 31, 2018 of 25.8%, compared with 36.9% for 2017 as U.S. tax reform reduced the U.S. federal corporate tax rate from 35% to 21% on January 1, 2018. The firm's higher effective tax rate for the fourth quarter of 2018 as compared with the full year 2018 is driven primarily by net losses attributable to non-controlling interests as the firm does not recognize any tax impact associated with these losses. The following reconciles the statutory federal income tax rate to the firm's effective tax rate for full year 2018:

Statutory U.S. federal income tax rate	21.0%
Impact of nonrecurring charge related to U.S. tax reform recognized in the second quarter	.8%
Impact of nonrecurring charge related to new Maryland state tax legislation recognized in the second quarter	.3%
State income taxes for current year, net of federal income tax benefits(1)	4.6%
Net income attributable to redeemable non-controlling interests	.7%
Net excess tax benefits from stock-based compensation plans activity	(1.7)%
Other items	.1%
Effective income tax rate	25.8%
(1) State income tax benefits are reflected in the total benefits for net income attributable to redeemable non-controlling interests and stock-based compensation plans activity.

The firm estimates its effective tax rate for the full year 2019 will be in the range of 23.5% to 26.5%.

Capital Management
T. Rowe Price remains debt-free with ample liquidity, including cash and investments in T. Rowe Price products as follows:

(in millions)	12/31/2018	12/31/2017
Cash and cash equivalents	$1,425.2	$1,902.7
Discretionary investments	1,597.1	780.3
Total cash and discretionary investments	3,022.3	2,683.0
Redeemable seed capital investments	1,118.9	1,188.9
Investments used to hedge the supplemental savings plan liability	381.3	268.2
Total cash and investments in T. Rowe Price products	$4,522.5	$4,140.1

▪	The firm's common shares outstanding were 238.1 million at December 31, 2018, compared with 245.1 million at the end of 2017.

▪
During the fourth quarter of 2018, the firm expended $524.8 million to repurchase 5.5 million shares of its common stock at an average price of $95.72. For the year, the firm expended $1.1 billion to repurchase

10.8 million shares, or 4.4%, of outstanding common stock at an average price of $101.48.

▪
The firm invested $168.5 million during the full year 2018 in capitalized facilities and technology and expects capital expenditures for 2019 to be up to $200 million, of which about 65% is planned for technology initiatives. These expenditures are expected to continue to be funded from operating resources.

Investment Performance(1)
The percentage of the firm's U.S. mutual funds (across primary share classes) that outperformed their comparable Morningstar median on a total return basis and that are in the top Morningstar quartile for the one-, three-, five-, and 10-years ended December 31, 2018, were:

	1 year	3 years	5 years	10 years
Outperformed Morningstar median
All funds	66%	75%	79%	83%
Multi-asset funds	71%	96%	88%	89%

Top Morningstar quartile
All funds	31%	46%	51%	54%
Multi-asset funds	38%	62%	66%	79%
(1) Source: © 2018 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results. Historically, the firm has disclosed the percentage of U.S. mutual funds (across all share classes) that outperformed their comparable Lipper averages on a total return basis and that are in the top Lipper quartile for the same periods. Investment performance results using the new measures are similar to the Lipper results.

In addition, 86% of the firm's rated U.S. mutual funds' assets under management ended the quarter with an overall rating of four or five stars from Morningstar. The performance of the firm's institutional strategies against their benchmarks remains competitive, especially over longer time periods.

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm's 2018 consolidated financial statements and internal controls over financial reporting at December 31, 2018. The firm expects that KPMG will complete its work in mid-February and that it will then file its Form 10-K Annual Report for 2018 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm's audited consolidated financial statements, management's report on internal controls over financial reporting at December 31, 2018, and the reports of KPMG.

Certain statements in this earnings release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated tax rates, and expectations regarding financial results, future transactions, new products and services, investments, capital expenditures, dividends, stock repurchases, the timing of the assumption of all third party research payments, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm's 2017 Form 10-K and subsequent Form 10-Q reports.

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACTS:

Public Relations	Investor Relations
Brian Lewbart	Teresa Whitaker
410-345-2242	410-345-6586
brian_lewbart@troweprice.com	teresa_whitaker@troweprice.com

Unaudited Consolidated Statements of Income
(in millions, except per-share amounts)
	Three months ended		Year ended
Revenues	12/31/2018	12/31/2017(1)	12/31/2018	12/31/2017(1)
Investment advisory fees	$1,183.7	$1,158.2	$4,850.6	$4,295.8
Administrative, distribution, and servicing fees	121.3	139.4	522.0	559.1
Net revenues	1,305.0	1,297.6	5,372.6	4,854.9

Operating expenses(2)
Compensation and related costs	456.9	446.3	1,808.6	1,664.9
Distribution and servicing	67.9	70.6	281.2	262.6
Advertising and promotion	35.8	34.0	99.6	92.4
Product-related costs	40.0	35.1	157.1	146.0
Technology, occupancy, and facility costs	100.1	95.8	383.9	350.5
General, administrative, and other	77.2	84.8	296.0	279.7
Nonrecurring recoveries related to Dell appraisal rights matter	(15.2)	—	(15.2)	(50.0)
Total operating expenses	762.7	766.6	3,011.2	2,746.1

Net operating income	542.3	531.0	2,361.4	2,108.8

Non-operating income (loss)
Net gains (losses) on investments	(28.7)	33.2	119.2	198.3
Net gains (losses) on consolidated investment products	(121.5)	68.1	(92.9)	193.9
Other income (loss)	(1.7)	.7	(3.1)	4.1
Total non-operating income (loss)	(151.9)	102.0	23.2	396.3

Income before income taxes	390.4	633.0	2,384.6	2,505.1
Provision for income taxes	118.4	246.4	615.9	923.9
Net income	272.0	386.6	1,768.7	1,581.2
Less: net income attributable to redeemable non-controlling interests	(79.9)	39.5	(68.8)	83.4
Net income attributable to T. Rowe Price Group	351.9	347.1	1,837.5	1,497.8
Less: net income allocated to outstanding restricted stock and stock unit holders	8.8	7.9	43.6	33.9
Net income allocated to T. Rowe Price Group common stockholders	$343.1	$339.2	$1,793.9	$1,463.9

Earnings per share
Basic	$1.43	$1.40	$7.41	$6.07
Diluted	$1.41	$1.37	$7.27	$5.97

Weighted-average common shares
Outstanding	239.7	242.5	242.2	241.2
Outstanding assuming dilution	242.9	247.7	246.9	245.1

(1) Results for 2017 were recast to reflect the adoption of the new revenue recognition accounting guidance on January 1, 2018. For further information, refer to the Form 10-Q for the period ended September 30, 2018 filed with the SEC on October 25, 2018.
(2) Certain 2017 amounts have been reclassified to conform to the firm's new income statement presentation. For a recast of 2017 quarterly financial results, refer to the Form 10-Q for the period ended September 30, 2018, filed with the SEC on October 25, 2018.

Investment Advisory Revenues (in millions)	Three months ended		Year ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
U.S. mutual funds
Equity and blended assets	$689.1	$691.6	$2,858.1	$2,571.7
Fixed income, including money market	128.8	128.5	516.9	508.3
	817.9	820.1	3,375.0	3,080.0
Subadvised and separate accounts and other investment products
Equity and blended assets	305.8	281.6	1,236.8	1,009.4
Fixed income, including money market	60.0	56.5	238.8	206.4
	365.8	338.1	1,475.6	1,215.8
Total	$1,183.7	$1,158.2	$4,850.6	$4,295.8

Assets Under Management (in billions)	Average during
	Three months ended		Year ended		As of
	12/31/2018	12/31/2017	12/31/2018	12/31/2017	12/31/2018	12/31/2017
U.S. mutual funds
Equity and blended assets	$472.0	$475.3	$493.6	$447.5	$441.1	$480.5
Fixed income, including money market	127.1	125.3	128.2	121.0	123.4	125.8
	599.1	600.6	621.8	568.5	564.5	606.3

Subadvised and separate accounts and other investment products
Equity and blended assets	313.9	284.4	317.3	256.4	299.2	291.9
Fixed income, including money market	98.3	91.4	97.4	84.1	98.6	92.9
	412.2	375.8	414.7	340.5	397.8	384.8
Total	$1,011.3	$976.4	$1,036.5	$909.0	$962.3	$991.1

Net Cash Flows After Client Transfers (by investment vehicle and underlying asset class)(1)(2)	Three months ended	Year ended
(in billions)	12/31/2018	12/31/2018
U.S. mutual funds
Equity and blended assets	$(4.5)	$(14.7)
Fixed income, including money market	(6.4)	(1.4)
	(10.9)	(16.1)
Subadvised and separate accounts and other investment products
Equity and blended assets	3.9	22.5
Fixed income, including money market	(1.4)	6.8
	2.5	29.3
Total net cash flows after client transfers	$(8.4)	$13.2
(1) The asset class net cash flows above include, in addition to net client flows, rebalancing within the target date portfolios in order to maintain their targeted asset allocations.
(2) The underlying assets of the multi-asset portfolios that invest in T. Rowe Price products have been broken out and included in their respective vehicle and asset class amounts.

Non-Operating Income (in millions)	Three months ended		Year ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net gains (losses) from non-consolidated T. Rowe Price investment products
Net realized gains on dispositions of available-for-sale investments	$—	$5.1	$—	$83.1
Ordinary and capital gain dividend distributions	19.0	11.0	52.7	22.2
Market gains (losses) on equity method and other investments at fair value	(32.0)	(17.1)	(38.5)	32.5
Gains reclassified from accumulated other comprehensive income upon transfer of an available-for-sale sponsored investment portfolio to sponsored investment portfolios held as trading	—	23.6	—	23.6
Net gain recognized upon deconsolidation	—	—	3.6	.1
Dividends and market gains (losses) on investment products used to hedge the supplemental savings plan liability	(20.3)	6.2	(6.1)	12.3
Total net gains (losses) from non-consolidated T. Rowe Price investment products	(33.3)	28.8	11.7	173.8
Other investment income	4.6	4.4	107.5	24.5
Net gains (losses) on investments	(28.7)	33.2	119.2	198.3
Net gains (losses) on consolidated sponsored investment portfolios	(121.5)	68.1	(92.9)	193.9
Other income (loss), including foreign currency gains and losses	(1.7)	.7	(3.1)	4.1
Non-operating income (loss)	$(151.9)	$102.0	$23.2	$396.3

Unaudited Condensed Consolidated Cash Flows Information (in millions)
	Year ended
	12/31/2018			12/31/2017
	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows
Cash provided by (used in) operating activities, including $197.1 of stock-based compensation expense and $159.5 of depreciation expense in 2018	$2,178.1	$(558.2)	$1,619.9	$1,551.8	$(1,322.3)	$229.5
Cash provided by (used in) investing activities attributable to T. Rowe Price Group in 2018, including ($168.5) for additions to property and equipment and ($1,124.0) of additions to T. Rowe Price investment products	(945.7)	70.2	(875.5)	(33.9)	72.9	39.0
Cash provided by (used in) financing activities, including T. Rowe Price Group common stock repurchases of ($1,090.4) and dividends paid of ($694.3) in 2018	(1,709.9)	470.4	(1,239.5)	(820.1)	1,281.6	461.5
Effect of exchange rate changes on cash and cash equivalents	—	(15.4)	(15.4)	—	5.3	5.3
Net change in cash and cash equivalents during period	$(477.5)	$(33.0)	$(510.5)	$697.8	$37.5	$735.3

Unaudited Condensed Consolidated Balance Sheet Information (in millions)	As of
	12/31/2018	12/31/2017
Cash and cash equivalents	$1,425.2	$1,902.7
Accounts receivable and accrued revenue	549.6	565.3
Investments	2,453.4	1,477.3
Assets of consolidated T. Rowe Price investment products	1,680.4	2,048.4
Property and equipment, net	661.3	652.0
Goodwill	665.7	665.7
Other assets	253.7	224.0
Total assets	7,689.3	7,535.4
Total liabilities, includes $38.7 at December 31, 2018, and $55.9 at December 31, 2017, from consolidated T. Rowe Price investment products	824.7	718.2
Redeemable non-controlling interests	740.3	992.8
Stockholders' equity, 238.1 common shares outstanding at December 31, 2018	$6,124.3	$5,824.4

Cash, Cash Equivalents, and Investments Information (in millions)
	Cash and cash equivalents	Investments	Net assets of consolidated T. Rowe Price investment products	12/31/2018
Cash and discretionary investments	$1,425.2	$1,577.9	$19.2	$3,022.3
Seed capital investments	—	236.7	882.2	1,118.9
Investment products used to hedge supplemental savings plan	—	381.3	—	381.3
Total cash and investments in T. Rowe Price products attributable to T. Rowe Price Group	1,425.2	2,195.9	901.4	4,522.5
Investment in UTI and other investments	—	257.5	—	257.5
Total cash and investments attributable to T. Rowe Price Group	1,425.2	2,453.4	901.4	4,780.0
Redeemable non-controlling interests	—	—	740.3	740.3
As reported on unaudited condensed consolidated balance sheet at December 31, 2018	$1,425.2	$2,453.4	$1,641.7	$5,520.3

Non-GAAP Information and Reconciliation

The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results. These measures have been established in order to increase transparency for the purpose of evaluating the firm's core business, for comparing current results with prior period results, and to enable more appropriate comparison with industry peers. However, non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP and may be calculated differently by other companies. The following schedule reconciles U.S. GAAP financial measures to non-GAAP financial measures for the full year 2018 and 2017.

	Three months ended		Year ended
(in millions, except for per-share amounts)	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Operating expenses, GAAP basis	$762.7	$766.6	$3,011.2	$2,746.1
Non-GAAP adjustments:
Expenses of consolidated T. Rowe Price investment products, net of elimination of its related management and administrative fees(1)	(1.9)	(1.4)	(6.5)	(6.7)
Compensation expense related to market valuation changes in the supplemental savings plan liability(2)	18.7	(6.0)	5.6	(11.7)
Recoveries related to Dell appraisal rights matter(4)	15.2	—	15.2	50.0
Adjusted operating expenses	$794.7	$759.2	$3,025.5	$2,777.7

Net income attributable to T. Rowe Price Group, GAAP basis	$351.9	$347.1	$1,837.5	$1,497.8
Non-GAAP adjustments:
Net income of consolidated T. Rowe Price investment products, net of redeemable non-controlling interests(1)	45.1	(24.8)	36.8	(98.2)
Non-operating income of investments designated as an economic hedge of the supplemental savings plan liability less related compensation expense(2)	1.6	(.2)	.5	(.6)
Other non-operating income(3)	12.9	(27.7)	(93.7)	(190.1)
Insurance recoveries related to Dell appraisal rights matter(4)	(15.2)	—	(15.2)	(50.0)
Income tax impacts of non-GAAP adjustments(5)	(12.3)	18.4	12.8	131.1
Nonrecurring charge related to enactment of U.S. tax reform(6)	—	71.1	20.8	71.1
Nonrecurring charge related to enactment of Maryland state tax legislation(7)	—	—	7.9	—
Adjusted net income attributable to T. Rowe Price Group	$384.0	$383.9	$1,807.4	$1,361.1

Diluted earnings per common share, GAAP basis	$1.41	$1.37	$7.27	$5.97
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	.15	(.06)	.12	(.24)
Other non-operating income(3)	.03	(.07)	(.30)	(.46)
Insurance recoveries related to Dell appraisal rights matter(4)	(.05)	—	(.05)	(.12)
Nonrecurring charge related to enactment of U.S. tax reform(6)	—	.28	.08	.28
Nonrecurring charge related to enactment of Maryland state tax legislation(7)	$—	$—	$.03	$—
Adjusted diluted earnings per common share(8)	$1.54	$1.52	$7.15	$5.43

(1) The non-GAAP adjustments add back the management and administrative fees that the firm earns from the consolidated T. Rowe Price investment products and subtract the investment income and operating expenses of these products that have been included in the firm's U.S. GAAP consolidated statements of income. Management believes the consolidated T. Rowe Price investment products may impact the reader's ability to understand the firm's core operating results. The following table details the calculation of operating expenses of consolidated T. Rowe Price investment products, net of elimination of its related management and administrative fees.

	Three months ended		Year ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Operating expenses before eliminations	$3.5	$3.8	$12.7	$12.3
Operating expenses eliminated in consolidation	(1.6)	(2.4)	(6.2)	(5.6)
Total operating expenses, net of eliminations	$1.9	$1.4	$6.5	$6.7

The following table details the calculation of net income of consolidated T. Rowe Price investment products, net of redeemable non-controlling interests:

	Three months ended		Year ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net investment gains (losses)	$(121.5)	$68.1	$(92.9)	$193.9
Operating expenses	(3.5)	(3.8)	(12.7)	(12.3)
Net income (loss)	(125.0)	64.3	(105.6)	181.6
Less: net income (loss) attributable to redeemable non-controlling interests	(79.9)	39.5	(68.8)	83.4
T. Rowe Price Group's portion of net income (loss)	$(45.1)	$24.8	$(36.8)	$98.2

(2) This non-GAAP adjustment removes the impact of market movements on the supplemental savings plan liability and related economic hedges of the liability beginning July 1, 2017. Amounts deferred under the supplemental savings plan are adjusted for appreciation (depreciation) of hypothetical investments chosen by the employees. Since the firm economically hedges the exposure to these market movements, management believes it is useful to offset the non-operating investment income earned on the hedges against the related compensation expense to increase comparability period to period. The following table details the supplemental savings plan related items:

	Three months ended		Year ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Non-operating income (loss) of investments designated as an economic hedge of supplemental savings plan liability	$(20.3)	$6.2	$(6.1)	$12.3
Compensation expense from market valuation changes in supplemental savings plan liability	18.7	(6.0)	5.6	(11.7)
Non-operating income (loss) of investments designated as an economic hedge of supplemental savings plan liability less compensation expense	$(1.6)	$.2	$(.5)	$.6

(3) This non-GAAP adjustment removes the non-operating income that remains after backing out the portion related to the consolidated T. Rowe Price investment products and the investments designated as an economic hedge of our supplemental savings plan liability. Beginning in the second quarter of 2018, management modified the non-GAAP adjustment to no longer adjust for the investment gains recognized on its cash and discretionary investments, as the income earned on these assets are considered part of the firm's core operations. The impact on previously reported non-GAAP measures is immaterial. Management believes adjusting for the remaining non-operating income helps the reader's ability to understand the firm's core operating results and increases comparability to prior years. Additionally, management does not emphasize the impact of the portion of non-operating income removed when managing and evaluating the firm's performance.

	Three months ended		Year ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Total non-operating income (loss)	$(151.9)	$102.0	$23.2	$396.3
Less: net investment gains (losses) of consolidated T. Rowe Price investment products	(121.5)	68.1	(92.9)	193.9
Less: non-operating income (loss) from investments designated as an economic hedge of supplemental savings plan liability	(20.3)	6.2	(6.1)	12.3
Less: investment gains earned on cash and discretionary investments	2.8	—	28.5	—
Total other non-operating income (loss)	$(12.9)	$27.7	$93.7	$190.1

(4) In 2017, the firm recognized insurance recoveries of $50.0 million related to the Dell appraisal rights matter as a reduction in operating expenses. During 2018 the firm recognized an additional reduction in operating expenses of $15.2 million upon recovering a portion of the payments made to the firm's clients in 2016. Management believes it is useful to readers of the firm's consolidated statements of income to adjust for these items given the nonrecurring nature of the initial charge and related recoveries.

(5) The income tax impacts were calculated in order to achieve an overall year-to-date non-GAAP effective tax rate of 24.1% for 2018 and 34.7% for 2017. As such, the non-GAAP effective tax rate for the fourth quarter was 25.4% for 2018 and 29.0% for 2017. The firm estimates its effective tax rate for the full-year 2019 on a non-GAAP basis will be in the range of 24% to 26%.

(6) In the fourth quarter of 2017, the firm recognized a nonrecurring charge of $71.1 million to reflect the effect of the U.S. tax law changes enacted on December 22, 2017. During the second quarter of 2018, the firm recognized a nonrecurring charge of $20.8 million for an adjustment made to the charge taken in 2017 related to the enactment of U.S. tax reform. Management believes it is useful to readers of our consolidated statements of income to adjust for this nonrecurring charge in arriving at net income attributable to T. Rowe Price Group and diluted earnings per share.

(7) During the second quarter of 2018 the firm recognized a nonrecurring charge of $7.9 million for the remeasurement of the firm's deferred tax assets and liabilities to reflect the effect of Maryland state tax legislation enacted on April 24, 2018. Management believes it is useful to readers of the firm's consolidated statements of income to adjust for this nonrecurring charge in arriving at net income attributable to T. Rowe Price Group and diluted earnings per share.

(8) This non-GAAP measure was calculated by applying the two-class method to adjusted net income attributable to T. Rowe Price Group divided by the weighted-average common shares outstanding assuming dilution.